Exhibit H

KOREA FINANCE CORPORATION

KOREA FINANCE CORPORATION ACT

[Enforcement Date 23. Mar, 2013] [Act No. 11690, 23. Mar, 2013, Other Laws and Regulations Amended]

CHAPTER I GENERAL PROVISIONS

Article 1 (Purpose)

The purposes of this Act are to contribute to the creation of jobs by strengthening national competitiveness and amplifying growth potential; and to the sound growth of the finance industry and national economy by establishing the Korea Finance Corporation to utilize functions of financial institutions for money brokerage and assist small and medium enterprises to raise funds easily and by supplying and managing funds required for the growth of national economy, such as the development of regions, the extension of social infrastructure, the development of new growth engine industries, the stabilization of financial markets, and the facilitation of sustainable growth.

Article 2 (Nature of Corporation) (1) The Korea Finance Corporation (hereinafter referred to as the “Corporation”) shall be a legal entity.

(2) The Corporation shall be operated in accordance with this Act, orders issued under this Act, and its articles of incorporation.

(3) Except as specifically provided for by this Act, neither the Bank of Korea Act nor the Banking Act is applicable to the Corporation.

Article 3 (Place of Business) (1) The Corporation shall have its principal place of business in Seoul.

(2) The Corporation may have branch offices or liaison offices as stipulated by its articles of incorporation if necessary for carrying out its business affairs.

Article 4 (Capital)

The Corporation’s capital shall be 15 trillion won, which shall be fully contributed by the Government.

Article 5 (Articles of Incorporation) (1) The Corporation’s articles of incorporation shall include the following stipulations: <Amended by Act No. 9741, May 27, 2009>

1.	Objectives;

2.	Name;

3.	Matters concerning its principal place of business, branch offices, and liaison offices;

4.	Matters concerning capital;

5.	Matters concerning executives and employees;

6.	Matters concerning the steering committee under Article 9;

7.	Matters concerning the board of directors;

8.	Matters concerning business affairs and the execution thereof;

8–2. Matters concerning the financial stabilization fund under Article 23-2 of the Act on the Structural Improvement of the Financial Industry;

9.	Matters concerning accounting;

10.	Matters concerning the issuance of bonds;

11.	The method of public notification.

(2) Whenever the Corporation intends to amend its articles of incorporation, it shall obtain authorization from the Financial Services Commission, subject to prior resolution of the steering committee under Article 9.

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Article 6 (Registration) (1) The Corporation is duly formed when it completes the registration of incorporation with the registry having jurisdiction over its principal place of business.

(2) Matters concerning the registration of incorporation under paragraph (1), the registration of relocation, the registration of any change, and the registration of any other matter shall be prescribed by Presidential Decree.

(3) Unless and until any fact subject to compulsory registration is registered, the Corporation may not assert any right or defense based on the fact against a third party.

Article 7 (Prohibition of Use of Similar Names)

No person other than the Corporation under this Act may use the name “Korea Finance Corporation” or any name similar thereto.

Article 8 (Dissolution)

Matters concerning the dissolution of the Corporation shall be provided for separately by Act.

CHAPTER II STEERING COMMITTEE

Article 9 (Establishment and Functions of Steering Committee) (1) The Corporation shall have a steering committee (hereinafter referred to as the “Committee”) to deliberate on and adopt resolutions on basic policy on the Corporation’s operations and other matters.

(2) The Committee shall deliberate on and adopt resolutions on the following matters:

1.	Amendment of articles of incorporation;

2.	Matters concerning revisions to the operations manual under Article 25;

3.	Matters concerning the establishment of the Corporation’s annual business plan;

4.	Matters concerning the Corporation’s budget, settlement of accounts, transfer of reserves to capital, and the compensation for losses;

5.	Other matters concerning the operation of the Corporation, as stipulated by its articles of incorporation.

Article 10 (Organization of Committee) (1) The Committee shall be comprised of eight members or less, including one chairperson.

(2) The Committee shall be organized with the following persons: <Amended by Act No. 11690, March 23, 2013>

1.	The President of the Corporation (hereinafter referred to as the “President”);

2.	Public officials appointed each by the Minister of Strategy and Finance, the Minister of Trade Industry and Energy, the Chairperson of the Financial Services Commission, and the Administrator of Small and Medium Business Administration respectively among public officials in general service who are under control of each of them and who are members of the Senior Civil Service;

3.	Three non–governmental members commissioned by the Financial Services Commission among persons who have adequate expertise and experience in policy–banking or any other related area.

(3) The term of office for each non–governmental member is two years.

(4) A vacancy for a non–governmental member shall be filled by commissioning a new member, but the term of office for such new member shall begin on the day on which he/she is commissioned to fill the vacancy.

Article 11 (Operation of Committee) (1) The President shall serve as the Chairperson of the Committee.

(2) The Chairperson shall represent the Committee and have overall control over business affairs of the Committee.

(3) If the Chairperson is unable to perform his/her duties due to any unavoidable circumstance, a member designated by the Committee in advance shall act as chairperson.

(4) Meetings of the Committee shall be called by the Chairperson, as stipulated by the articles of incorporation.

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(5) The Chairperson shall, upon receiving a demand of a majority of incumbent members or the auditor, call a meeting without delay.

(6) A meeting of the Committee shall be duly constituted to proceed with the attendance of a majority of incumbent members and adopt resolutions by the affirmative vote of a majority of members present at the meeting.

Article 12 (Special Exceptions to Authority of Committee) (1) The President may take measures as necessary with regard to the matters under Article 9 (2) without deliberation and resolution by the Committee, subject to prior approval of the Financial Services Commission, if he/she is unable to call a meeting of the Committee due to war, an upheaval, or any similar state of national emergency, although it is required to take immediate action.

(2) The President shall, when he/she has taken any measure pursuant to paragraph (1), call a meeting of the Committee without delay to report the details of the measure.

(3) The Committee may confirm, alter, or stop any measure taken pursuant to paragraph (1).

CHAPTER III EXECUTIVES, EMPLOYEES, AND BOARD OF DIRECTORS

Article 13 (Appointment and Removal of Executives and Employees) (1) The Corporation shall have the President, directors, and an auditor as its executives.

(2) The Corporation shall have one President and one auditor, but the full number of directors shall be stipulated by the articles of incorporation.

(3) The President shall be appointed by the President of the Republic of Korea from among nominees recommended by the Chairperson of the Financial Services Commission.

(4) Directors shall be appointed by the Financial Services Commission from among nominees recommended by the President.

(5) The auditor shall be appointed by the Financial Services Commission, subject to prior consultation with the Minister of Strategy and Finance.

(6) The Corporation’s employees shall be employed and dismissed by the President.

Article 14 (Duties of Executives) (1) The President represents the Corporation and has overall control over its business affairs.

(2) If the President is unable to perform his/her duties due to any unavoidable circumstance, a director designated in accordance with the order stipulated by the articles of incorporation shall act on behalf of the President, but if no director is able to perform his/her duties vicariously, the Financial Services Commission may appoint a person who shall perform his/her duties.

(3) Directors shall assist the President and take responsibility for the Corporation’s business affairs assigned to each of them, as stipulated by the articles of incorporation.

(4) The auditor shall audit the business affairs and accounting of the Corporation.

Article 15 (Board of Directors) (1) The Corporation shall have the board of directors.

(2) The board of directors shall be comprised of the President and directors.

(3) The board of directors shall adopt resolutions on important matters concerning the Corporation’s business affairs.

(4) The President shall call directors’ meetings and take the chair of the meetings.

(5) A directors’ meeting shall be duly constituted to proceed with the attendance of a majority of constituents and adopt resolutions by the affirmative vote of a majority of persons present at the meeting.

(6) The auditor may attend a directors’ meeting to make a statement of his/her opinion.

Article 16 (Term of Office for Executives) (1) The term of office for each executive shall be three years.

(2) Vacancies in executive office shall be filled with a new appointee, whose term of office shall begin on the date of appointment.

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Article 17 (Restrictions on Executives’ Power of Representation) (1) With regard to any matter in which there is a conflict between an interest of the President or a director and any interest of the Corporation, the President or the director may not represent the Corporation.

(2) If no director can represent the Corporation in any case under paragraph (1), the auditor shall represent the Corporation.

Article 18 (Restrictions on Executives’ or Employees’ Holding Concurrent Office) (1) No executive or employee of the Corporation shall engage in any business for profit other than his/her duties.

(2) No executive of the Corporation shall hold any other job concurrently without permission of the Financial Services Commission. No employee of the Corporation shall hold any other job concurrently without permission of the President.

Article 19 (Appointment of Agent)

The President may appoint an agent with the authority delegated to conduct acts, whether in court or outside of court, in connection with the Corporation’s business affairs, as stipulated by the articles of incorporation.

Article 20 (Legal Fiction of Deeming Executives as Public Officials)

For purposes of applying any penal provision of the Criminal Act or any other Act, an executive of the Corporation shall be deemed a public official.

CHAPTER IV BUSINESS

Article 21 (Business) (1) In order to achieve the objectives under Article 1, the Corporation shall supply money to the following areas: <Amended by Act No. 9741, May 27, 2009>

1.	The development of small and medium enterprises;

2.	Projects for the extension of social infrastructure and regional development;

3.	Cases prescribed by Presidential Decree where urgent financial support is necessary for stabilizing financial markets;

3–2. Activities for the management, operation, and financial support of the financial stabilization fund under the Act on the Structural Improvement of the Financial Industry;

4.	Areas specified by Presidential Decree as necessary for the growth of national economy, such as the development of new grow engine industries and the facilitation of sustainable growth.

(2) The Corporation shall carry out the following business activities to supply money in accordance with paragraph (1): <Amended by Act No. 9741, May 27, 2009>

1.	Providing loans;

2.	Investment in securities under Article 4 (1) of the Financial Investment Services and Capital Markets Act (hereinafter referred to as “securities”);

3.	Guaranteeing debts;

4.	Securitizating credit risk;

5.	Obtaining loans from the Government, the Bank of Korea, and other financial institutions: Provided, That the priority of the payment of debts that arise as a consequence of the Corporation’s borrowing from the Government shall be subordinate to the priority of the payment of other obligations that the Corporation owes in the course of its business operations;

6.	Borrowing foreign capital;

7.	Issuance of policy bank bonds, other securities, and debentures;

7–2.	Financial support under the Act on the Structural Improvement of the Financial Industry;

8.	Surveys and researches on industrial banking systems and policy bank systems;

9.	Business affairs entrusted by the Government;

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10.	Business affairs incidental to those specified in subparagraphs 1 through 7, 7-2, 8, and 9;

11.	Other business affairs approved by the Financial Services Commission as deemed necessary for achieving the objectives under Article 1.

(3) In order to supply money to the areas specified in paragraph (1) 1, the Corporation shall, when it carries out the business affairs under paragraph (2) 1 through 3, follow the following methods: Provided, That the foregoing sentence shall not apply if the Financial Services Commission approves that it is deemed necessary policy-wise not to follow the method with regard to any affair under subparagraph 1 or 2:

1.	Lending money to financial institutions specified by Presidential Decree for cases under paragraph (2) 1;

2.	Investment in financial institutions specified by Presidential Decree for cases under paragraph (2) 2;

3.	Guarantees related to loans under subparagraph 1, or guarantees for financial institutions under subparagraph 1, for cases under paragraph (2) 3.

Article 22 (Guarantees for Borrowing Foreign Capital)

The Government may guarantee the repayment of the principal of and interest on foreign capital the Corporation borrows, subject to prior consent of the National Assembly.

Article 23 (Issuance of Policy Bank Bonds) (1) The Corporation may issue policy bank bonds, as prescribed by Presidential Decree.

(2) The prescriptive period for policy bank bonds shall be five years for principal and three years for interest.

(3) The Government may guarantee the repayment of the principal of and interest on policy bank bonds.

(4) The Government shall, whenever it intends to guarantee the repayment of the principal of and interest on policy bank bonds pursuant to paragraph (3), obtain prior consent of the National Assembly.

(5) Matters necessary for the issuance of policy bank bonds shall be prescribed by Presidential Decree in addition to those provided for in paragraphs (1) through (4).

Article 24 (Ceiling on Issuance of Policy Bank Bonds) (1) The outstanding amount of policy bank bonds shall not exceed thirty times the sum of the paid-in capital and reserves of the Corporation.

(2) The Corporation may issue policy bank bonds in excess of the amount under paragraph (1) temporarily for refinancing policy bank bonds.

(3) The Corporation shall, when it issues policy bank bonds pursuant to paragraph (2), repay old policy bank bonds amounting to the face value of the bonds issued within one month after issuance.

Article 25 (Operations Manual) (1) The Corporation shall prepare an operations manual, which shall describe the process of the business affairs under Article 21, and obtain approval of the Financial Services Commission, subject to prior resolution by the Committee. The same shall apply to any revision to the operations manual.

(2) The operations manual under paragraph (1) shall cover the lending method of, ceiling on, interest rate of, and term of loans, the method of recovering principal and interest, the methods of and ceiling on investment and guarantees, the method of financial support to financial institutions, and the details of incidental business affairs under Article 21 (2) 1 through 4, 6, 7-2, 8, and 10 and other necessary matters. <Amended by Act No. 9741, May 27, 2009>

Article 26 (Applications for Approval for Business Plans) (1) The Corporation shall prepare a business plan for each fiscal year to submit it to the Financial Services Commission no later than one month before the beginning of the pertinent fiscal year, subject to prior resolution by the Committee, and the Financial Services Commission shall, in turn, approve the business plan after consultation with the Ministry of Strategy and Finance.

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(2) The business plan prepared pursuant to paragraph (1) shall be divided into a plan for the supply of money and a plan for the procurement of money.

(3) Paragraphs (1) and (2) shall apply mutatis mutandis to any revision that the Corporation intends to make to an annual business plan.

Article 27 (Proscription of Competition against other Financial Institutions)

The Corporation shall not compete against any other financial institution in the course of carrying out any business activity under Article 21.

Article 28 (Limitations on Property Holdings)

The Corporation shall not own any chattel or real property other than those acquired as necessary for its business operations or control of which is acquired in order to secure the repayment of debts and any other property necessary in connection with carrying out its business activities.

CHAPTER V FINANCIAL AFFAIRS AND ACCOUNTING

Article 29 (Fiscal Year, Budgeting, and Settlement of Accounts) (1) The Corporation’s fiscal year shall coincide with the Government’s fiscal year.

(2) The Corporation shall formulate a budget for revenue and expenditure before the beginning of each pertinent fiscal year and submit it to the Financial Services Commission for approval, subject to prior resolution by the Committee. The same shall apply to any revision thereto.

(3) Where the Corporation desires to obtain approval under paragraph (2), it shall submit the budget to the Financial Services Commission one month before the beginning of the pertinent fiscal year.

(4) The Corporation shall prepare a report on settlement of accounts within three months after the end of each fiscal year and finalize the settlement of accounts with approval of the Minister of Strategy and Finance, subject to prior resolution of the Committee.

(5) A report on settlement of accounts under paragraph (4) shall be accompanied by the following documents:

1.	Financial statements and accompanying documents;

2.	Other documents specified by the Financial Services Commission as necessary for making clear the details of the settlement of accounts.

(6) The accounting system of the Corporation shall comply with the guidelines for accounting of banks prescribed by the Securities and Futures Commission pursuant to Article 19 of the Act on the Establishment, etc. of Financial Services Commission and the accounting standards prescribed for banks by the Financial Services Commission, but matters not specifically prescribed by the standards shall be accounted for in compliance with the Korea Generally Accepted Accounting Principles.

(7) The Minister of Strategy and Finance shall submit a report on settlement of accounts that contains all the details of the settlement of accounts of the Corporation, as finalized in accordance with paragraph (4), to the Board of Audit and Inspection of Korea by no later than June 30.

(8) The Board of Audit and Inspection of Korea shall, upon receiving a report on settlement of accounts submitted in accordance with paragraph (7), review it and forward the results of its review to the Minister of Strategy and Finance by no later than September 30.

(9) The Corporation shall submit a report on settlement of accounts, finalized in accordance with paragraph (4), to the Financial Services Commission.

Article 30 (Appropriation of Profits) (1) The Corporation shall, if it has net income as a result of the settlement of accounts for each year, appropriate it in the following order:

1.	Settlement for deficits brought-forward;

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2.	Accumulation of 20/100 or more of net income for legal reserve until the reserve reaches the total amount of capital;

3.	Accumulation of reserves in addition to the legal reserve under subparagraph 2;

4.	Payment to the National Treasury.

(2) The reserve under paragraph (1) may be transferred to capital after compensating of losses in accordance with Article 31, as prescribed by Presidential Decree.

Article 31 (Compensation of Losses)

The Corporation’s net loss on the settlement of accounts shall be compensated with reserves each fiscal year, but the deficiency in the reserves, if any, shall be compensated by the Government.

Article 32 (Management of Surplus Funds)

The Corporation may manage its surplus funds within the extent not causing any trouble to its business operations, as stipulated by the articles of incorporation.

CHAPTER VI SUPPLEMENTARY PROVISIONS

Article 33 (Supervision) (1) The Financial Services Commission may supervise the Corporation and issue orders to the Corporation as necessary, as provided for by this Act, and may also take supervisory measures to secure the soundness of its management and issue orders as necessary for such measures, as prescribed by Presidential Decree.

(2) The Minister of Strategy and Finance may make a request to the Financial Services Commission as necessary for supervision of the Corporation.

Article 34 (Submission of Reports and Inspection of Documents) (1) The Financial Services Commission may, if deemed necessary for supervision under Article 33, demand the Corporation to submit a report or assign public officials under its control or employees of the Financial Supervisory Service to inspect the current status of business operations of the Corporation or its account books, documents or other articles as necessary.

(2) The Financial Services Commission may, if deemed necessary, entrust the Governor of the Financial Supervisory Service with inspection under paragraph (1).

(3) The Minister of Strategy and Finance may, if deemed necessary, request the Financial Services Commission to submit reports under paragraph (1) and conduct inspections on documents and others.

(4) Any person who conducts an inspection pursuant to paragraph (1) or (2) shall carry a certificate indicating his/her status and produce it to the people concerned.

Article 35 (Special Exception to Urgent Financial Support for Stabilization of Financial Markets) (1) The Corporation shall take necessary measures so that financial support under Article 21 (1) 3 can be used in accordance with its intended purposes and the relevant plan.

(2) The Corporation shall, whenever it provides financial support in accordance with Article 21 (1) 3, prepare and preserve data concerning the current status, method, and needs for the support.

Article 36 (Grounds for Removal of Executives) (1) The President of the Republic of Korea shall, if the President of the Corporation falls under any of the following subparagraphs, remove him/her from his/her office with the recommendation of the Chairperson of the Financial Services Commission:

1.	If he/she violates this Act, an order issued pursuant to this Act, or articles of incorporation;

2.	If a sentence of imprisonment without prison labor or any heavier punishment is pronounced against him/her in any criminal case;

3.	If he/she is declared bankrupt;

4.	If he/she is unable to perform his/her duties due to his/her mental or physical disability;

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5.	If it is found that his/her business performance is significantly unsatisfactory.

(2) The Financial Services Commission shall, if a director falls under any subparagraph of paragraph (1), remove the director from his/her office with the recommendation of the President.

(3) The Financial Services Commission shall, if the auditor falls under any subparagraph of paragraph (1), remove the auditor from his/her office.

Article 37 (Special Exception to Investment Pursuant to Special Act)

The Corporation may invest in the capital of a corporation established pursuant to any Special Act or holds stocks issued by such corporation, notwithstanding the relevant Special Act, if the Government shall contribute the full amount or at least one-half of the capital of the corporation, or hold at least one-half of outstanding stocks of the corporation, in compliance with the Special Act.

Article 38 (Application of other Acts) (1) For purposes of applying any provision of Articles 64 through 67 of the Bank of Korea Act to the Corporation, the Corporation is deemed as included in the financial institutions specified in the relevant provision.

(2) In cases where the Corporation holds stocks to which the Government has contributed, Chapter III of the Financial Holding Companies Act shall not apply to the Corporation with regard to such stocks.

Article 39 (Fines for Negligence) (1) Any person who falls under any of the following subparagraphs shall be punished by a fine for negligence not exceeding ten million won:

1.	A person who uses the name “Korea Finance Corporation” or any name similar thereto in violation of Article 7;

2.	A person who violates an order issued pursuant to Article 33 (1).

(2) Any person who fails to submit a report under Article 34 (1) or submits a false report, or who refuses, interferes with, or evades an inspection under the aforesaid paragraph shall be punished by a fine for negligence not exceeding five million won.

(3) Fines for negligence under paragraph (1) or (2) shall be imposed and collected by the Financial Services Commission.

ADDENDA (Enforcement Date) This Act shall enter into force on June 1, 2009: Provided, That Article 4 of the Addenda shall enter into force on the date of its promulgation; Article 6 of the Addenda on the date of incorporation of the Corporation; and the part concerning directors and the board of directors in stipulations of the articles of incorporation under Article 5, Articles 13 through 15 and 17, and the part concerning directors and the board of directors in Article 36 (2) on the date on which an agreement on the entrustment of the management of assets and business operations of the Corporation entered into between the Corporation and the Korea Development Bank under the Korea Development Bank Act (hereinafter referred to as the “Korea Development Bank”) pursuant to Article 3 (1) of the Addenda terminates. <Amended by Act No. 9703, May 21, 2009>

Article 1 (Enforcement Date)

This Act shall enter into force on June 1, 2009: Provided, That Article 4 of the Addenda shall enter into force on the date of its promulgation; Article 6 of the Addenda on the date of incorporation of the Corporation; and the part concerning directors and the board of directors in stipulations of the articles of incorporation under Article 5, Articles 13 through 15 and 17, and the part concerning directors and the board of directors in Article 36 (2) on the date on which an agreement on the entrustment of the management of assets and business operations of the Corporation entered into between the Corporation and the Korea Development Bank under the Korea Development Bank Act (hereinafter referred to as the “Korea Development Bank”) pursuant to Article 3 (1) of the Addenda terminates. <Amended by Act No. 9703, May 21, 2009>

Article 2 (Incorporation of Corporation and its Initial Capital)

(1) The Corporation shall be incorporated by applying the provisions of Articles 530-2 through 530-11 of the Commercial Act mutatis mutandis and dividing the Korea Development Bank.

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(2) The Corporation’s initial capital at the time of its incorporation shall be the capital to which the Corporation succeeds at the time of the division of the Korea Development Bank, which is deemed to have been contributed to the Corporation by the Government.

Article 3 (Entrustment of Management of Assets and Business Affairs of Corporation)

(1) The Corporation shall execute an agreement with the Korea Development Bank on entrusting management of assets and business affairs of the Corporation (hereinafter referred to as “entrustment agreement”) simultaneously with its incorporation in order to operate its organization efficiently and promote policy bank business smoothly, and shall entrust the Korea Development Bank with the management of assets and business affairs of the Corporation accordingly.

(2) The President shall, when he/she intends to execute the entrustment agreement or amends the agreement (excluding any minor alteration specified by the Financial Services Commission, such as simple modification of words), obtain prior approval of the Financial Services Commission, and the Financial Services Commission shall determine whether the Corporation is able to run its business independently, taking into account the structure of the Corporation, the composition of human resources, the expansion of its operating assets, and other relevant factors, and make a decision for the Corporation to terminate the entrustment of management of assets and business affairs before the Government’s control (referring to the control defined in Article 2 (1) 1 of the Financial Holding Companies Act) ends over the KDB Financial Holdings Company, Ltd. under Article 50 (1) of the Korea Development Bank Act. The Corporation shall, upon termination of the entrustment, issue public notice therof in the manner stipulated by its articles of incorporation.

(3) The Korea Development Bank shall carry out the Corporation’s business affairs (hereinafter referred to as “entrusted business affairs”) to the extent instructed or entrusted by the Corporation in accordance with the entrustment agreement.

(4) The President may appoint an agent with the delegated authority to conduct acts, whether in court or outside of court, for and on behalf of the Corporation in connection with the execution of the entrusted business affairs among executives and employees of the Korea Development Bank responsible for the entrusted business affairs, as stipulated by the entrustment agreement.

(5) The Korea Development Bank shall segregate the Corporation’s accounts from accounts of the Korea Development Bank for accounting purposes.

(6) The Korea Development Bank may conduct transactions with the Korea Development Bank itself for the Corporation, subject to prior approval of the President, even while it carries out entrusted business affairs.

(7) No executive or employee of the Korea Development Bank who is in charge of any entrusted business affair shall use any information about the entrusted business affair for his/her benefit or a third party’s benefit.

(8) No executive or employee of the Korea Development Bank who is in charge of any entrusted business affair shall hold concurrent office in addition to the entrusted business affair, except where the President confirms that a conflict of interest is not likely to occur.

(9) A fine for negligence not exceeding ten million won shall be imposed upon any person who falls under any of the following subparagraphs, and Article 39 (3) shall apply to such imposition and collection:

1.	A person who uses any information about an entrusted business affair for his/her benefit or a third party’s benefit in violation of paragraph (7);

2.	A person who holds concurrent office in addition to the entrusted business affair without the President’s approval in violation of paragraph (8).

(10) Articles 33 and 34 shall apply mutatis mutandis to the supervision of the Korea Development Bank responsible for the management of assets and business affairs of the Corporation in accordance with the entrustment agreement, the submission of reports, and inspection of documents. In such cases, the term “Corporation” shall be construed as the “Korea Development Bank”.

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(11) Matters necessary for the entrustment of assets and business affairs of the Corporation shall be prescribed by Presidential Decree in addition to those provided for in paragraphs (1) through (10).

Article 4 (Organizational Committee)

(1) The Financial Services Commission shall commission promoters who shall carry out administrative affairs to prepare for the incorporation of the Corporation and organize the organizational committee.

(2) The organizational committee shall prepare the Corporation’s articles of incorporation and obtain authorization therefor from the Financial Services Commission.

(3) The organizational committee shall, upon receiving authorization under paragraph (2), file for the registration of incorporation of the Corporation.

(4) Promoters shall, upon completion of the registration of incorporation under paragraph (3), transfer administrative affairs and property to the President.

(5) Promoters shall be deemed dismissed from office upon completion of the transfer of administrative affairs and property in accordance with paragraph (4).

Article 5 (Incorporation Expenses)

Expenses for the incorporation of the Corporation shall be borne by the Corporation.

ADDENDA <Act No. 9703, May 21, 2009>

Article 1 (Enforcement Date)

This Act shall enter into force on June 1, 2009. (Proviso Omitted.)

Articles 2 through 11 Omitted.

ADDENDA <Act No. 9741, May 27, 2009>

Article 1 (Enforcement Date)

This Act shall enter into force on June 1, 2009.

Articles 2 through 4 Omitted.

ADDENDA <Act No. 11690, Mar 23, 2013>

Article 1 (Enforcement Date)

This Act shall enter into force from the date of its promulgation.

Articles 2 through 7 Omitted.

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